EXHIBIT 10.19

CONTRACT

THIS CONTRACT is made this 15th day of July, 2001 by and between Pelican Mobile Computers, Inc. and the STATE OF MARYLAND, acting through the MARYLAND DEPARTMENT OF BUDGET AND MANAGEMENT.

IN CONSIDERATION of the premises and the covenants herein contained, the parties agree as follows:

1.

Definitions

In this Contract, the following words have the meanings indicated:

1.1

“Contractor” means Pelican Mobile Computers, Inc., whose principal business address is 104 Saint Paul Street Baltimore, MD 21202 and whose principal office in Maryland is in Baltimore City.

1.1.1

 “Contractor’s Information” means proprietary works of authorship that have been created for others, including without limitation software, methodologies, tools, specifications, drawings, sketches, models, samples, records and documentation, as well as copyrights, trademarks, service marks, ideas, concepts, know-how, techniques, knowledge or data, which have been originated, developed or purchased by Contractor or by third parties under contract to Contractor (a) before the issuance of the Statement of Work and (b) specifically identified in the response to the Statement of Work.

1.2

“Department” means the Maryland Department of Budget and Management.

1.3

“Financial Proposal” means the Contractor’s Financial Proposal dated March 27, 2001.

1.4

“Procurement Officer” means Jane Bailey.

1.5

“RFP” means the Request for Proposals for Radio Equipment, No. DBM-0106-RADEQ dated February 20, 2001.

1.6

“State” means the State of Maryland.

1.7

“Statement of Work” means a description by the State of the individual projects for which proposals will be solicited.

1.8

“Technical Proposal” means the Contractor’s Technical Proposal, dated March 27, 2001.

2.

Scope of Work

2.1

The Contractor shall provide the services, hardware and software described in the Contractor’s proposal and the Purchase Orders issued under the RFP.  These services shall be provided in accordance with this Contract and the following exhibits, which are attached and incorporated herein by reference.  If there is any conflict between this Contract and the Exhibits, the terms of the Contract shall govern.  If there is any conflict among the Exhibits, the following order of precedence shall determine the prevailing provision:

Exhibit A - The RFP.

Exhibit B - The Statement of Work (when executed).

Exhibit C - The Statement of Work Agreement (when executed).

Exhibit D - The Technical Proposal

Exhibit E - The Financial Proposal

2.2

Changes.

The Procurement Officer may, at any time, by written order, make changes in the work within the general scope of the Contract or the Statement of Work.  No other order, statement or conduct of the Procurement Officer or any other person shall be treated as a change or entitle the Contractor to an equitable adjustment under this section.  Except as otherwise provided in this Contract, if any change under this section causes an increase or decrease in the Contractor’s cost of, or the time required for, the performance of any part of the work, whether or not changed by the order, an equitable adjustment in the Contract price shall be made and the Contract modified in writing accordingly.  The Contractor must assert in writing its right to an adjustment under this section within thirty (30) days of receipt of written change order and shall include a written statement setting forth the nature and cost of such claim.  No claim by the Contractor shall be allowed if asserted after final payment under this Contract.  Failure to agree to an adjustment under this section shall be a dispute under the Disputes clause.  Nothing in this section shall excuse the Contractor from proceeding with the Contract as changed.

3.

Time for Performance.

Unless terminated earlier as provided in this Contract, the Contractor shall provide the services and related hardware and software for the period beginning on the date on which the Department executes the Contract and ending three years from that date.  The State, at its sole option, has the unilateral right to extend the term of the Contract for up to two additional, successive one-year terms.  Any Statement of Work that begin before the ending date of the Contract shall be governed by all of the terms of this Contract.

4.

Considerations and Payment

4.1

The consideration to be paid the Contractor shall be determined upon award of each Statement of Work in accordance with the RFP and the Financial Proposal.

4.2

Payments to the Contractor shall be made in accordance with the Statement of Work Agreement.  A Statement of Work may specify that a portion of the payments due will be withheld until completion of either the Statement of Work or the Purchase Order, as the case may be.  The amount withheld from each payment shall be paid to the Contractor within thirty (30) days of acceptance of all deliverables required under the Statement of Work or Purchase Order and receipt from the Contractor of a release in a form prescribed by the State for any claims arising out of or related to the Statement of Work or Purchase Order.

4.3

Each invoice must reflect the Contractor’s federal tax identification number, which is 52-206-7446.  Charges for late payment of invoices, other than as prescribed by Title 15, Subtitle 1, of the State Finance and Procurement Article, Annotated Code of Maryland, as from time to time amended, are prohibited.  The final payment under a Statement of Work or Purchase Order will not be made until after certification is received from the Comptroller of the State that all taxes have been paid.

4.4

In addition to any other available remedies if, in the opinion of the Procurement Officer, the Contractor fails to perform in a satisfactory and timely manner, the Procurement Officer may refuse or limit approval of any invoice for payment, and may cause payments to the Contractor to be reduced or withheld until such time as the Contractor meets performance standards as established by the Procurement Officer pursuant to this Contract.

5.

Statement of Work Agreement

A Statement of Work Agreement may specify terms in addition to the terms specified herein.  Such additional terms may include warranties, deliverables, and acceptance test requirements.  Statements of Work and Statement of Work Agreements may not limit the State’s rights as provided in this Contract or the RFP.

6.

Personnel

Contractor agrees that all personnel identified in its proposal, or personnel of similar qualifications, shall be assigned to the State account for the term of the Contract, including any extension.

7.

Rights to Records

7.1

The Contractor agrees that all documents and materials, including but not limited to, reports, drawings, studies, specifications, estimates, tests, maps, photographs, designs, graphics, mechanical, artwork, computations and data prepared by the Contractor for purposes of this Contract shall be the sole property of the Department and shall be available to the Department at any time.  The Department shall have the right to use the same without restriction and without compensation to the Contractor other than that specifically provided by this Contract.

Contractor’s Information shall not be the property of the Department.  To the extent that Contractor incorporates any of Contractor’s Information into the documents and materials delivered under any Statement of Work, Contractor hereby grants to the State a royalty-free, non-exclusive license to use such Contractor’s Information solely for the State’s use and that of its agents.

7.2

The Contractor agrees that at all times during the term of this Contract and thereafter, the works created and services performed under this Contract shall be “works made for hire” as that term is interpreted under U.S. copyright law.  To the extent that any products created under this Contract are not works for hire for the Department, the Contractor hereby relinquishes, transfers, and assigns to the State all of its rights, title, and interest (including all intellectual property rights) to all such products created under this Contract, and will cooperate reasonably with the State in effectuating and registering any necessary assignments.

7.3

The Contractor shall report to the Department, promptly and in written detail, each notice or claim of copyright infringement received by the Contractor with respect to all data delivered under this agreement.

7.4

The Contractor shall not affix any restrictive markings upon any data and if such markings are affixed, the Department shall have the right at any time to modify, remove, obliterate, or ignore such warnings.

7.5

Notwithstanding anything to the contrary in this Contract, Contractor shall have the right to retain a copy of all its work papers and administrative records but shall not be entitled to use such documents except for the benefit of the State of Maryland or the Contractor’s internal record keeping requirements.

8.

Software

8.1

Any custom software developed under any Statement of Work or Purchase Order shall be the sole property of the State of Maryland.  This includes source-codes, maintenance updates, documentation, etc.

8.2

If the Contractor supplies existing software for which the Contractor or others have copyright/ownership rights, the Contractor must either provide the source code to the State directly in a form acceptable to the State or must place the source code in escrow with an escrow agent acceptable to the State.  The source code shall be in a format acceptable to the State.  Two copies of the source code must be provided.

9.

Patents, Copyrights, Intellectual Property

9.1

If the Contractor furnishes any design, device, material, process, or other item, which is covered by a patent or copyright or which is proprietary to or a trade secret of another, the Contractor shall obtain the necessary permission or license to permit the State to use such item or items.

9.2

The Contractor will defend or settle, at its own expense, any claim or suit against the State alleging that any such item furnished by the Contractor infringes any patent, trademark, copyright, or trade secret.  If a third party claims that a Product infringes that party’s patent or copyright, the Contractor will defend the Agency against that claim at Contractor’s expense and will pay all damages, costs and attorney fees that a Court finally awards, provided the Agency (i) promptly notifies the Contractor in writing of the claim; and (ii) allows Contractor to control and cooperates with Contractor in, the defense and any related settlement negotiations.  The obligations of this paragraph are in addition to those stated in section 9.3 below.

9.3

If any products furnished by the Contractor become, or in the Contractor’s opinion are likely to become, the subject of a claim of infringement, the Contractor will, at its option and expense: a) procure for the State the right to continue using the applicable item, b) replace the product with a non-infringing product substantially complying with the item’s specifications, or c) modify the item so that it becomes non-infringing and performs in a substantially similar manner to the original item.

10.

Confidentiality

Subject to the Maryland Public Information Act and any other applicable laws, all confidential or proprietary information and documentation relating to either party (including without limitation, any information or data stored within the Contractor’s computer systems) shall be held in absolute confidence by the other party.  Each party shall, however, be permitted to disclose relevant confidential information to its officers, agents and employees to the extent that such disclosure is necessary for the performance of their duties under this Contract, provided the data may be collected, used, disclosed, stored and disseminated only as provided by and consistent with the law.  The provisions of this section shall not apply to information that (a) is lawfully in the public domain; (b) has been independently developed by the other party without violation of this Contract; (c) was already in the possession of such party, (d) was supplied to such party by a third party lawfully in possession thereof and legally permitted to further disclose the information or (e) which such party is required to disclose by law.

11.

Loss of Data

In the event of loss of any State data or records where such loss is due to the intentional act or omission or negligence of the contractor or any of its subcontractors or agents, the Contractor shall be responsible for recreating such lost data in the manner and on the schedule set by the Procurement Officer.

12.

Liability

12.1

For breach of this Agreement, negligence, misrepresentation or any other contract or tort claim, Contractor shall be liable as follows:

A.

For infringement of patents and copyrights as provided in section 9 of this Contract;

B.

Without limitation for damages for bodily injury (including death) and damage to real property and tangible personal property;

C.

For damages arising under section 31, but only if the State’s sovereign immunity is applicable to claims arising under section 31 and for any other damages or loss related to this Contract, regardless of the form, the Contractor’s liability shall be limited to ten times the total amount of the Statement of Work.  If a Purchase Order has been issued, the limitation under this section 12.1 C for damages under any individual Statement of Work related to the Purchase Order shall be ten times the total amount of the Purchase Order but damages under this section 12.1 C for a Purchase Order shall not exceed ten times the total amount of the Purchase Order.

As provided in this section, the limitations contained in this section are the maximum for which the Contractor and its subcontractors are collectively responsible for damages arising as a result of this contract.

13.

Insurance Requirements

The Contractor shall maintain general liability insurance with a minimum of $300,000 of occurrence and $500,000 aggregate coverage.  The State of Maryland will be named as an additional named insured on all liability policies (Workers’ Compensation excepted) and certificates of insurance evidencing this coverage will be provided prior to the commencement of any activities under any Statement of Work.

14.

Non-Hiring of Employees

No employee of the State of Maryland or any unit thereof whose duties as such employee include matters relating to or affecting the subject matter of this Contract shall, while so employed, become or be an employee of the Contractor.

15.

Disputes

This Contract shall be subject to the provisions of Title 15, Subtitle 2, of the State Finance and Procurement Article of the Annotated Code of Maryland. as from time to time amended, and COMAR 21.10 (Administrative and Civil Remedies).  Pending resolution of a claim, the Contractor shall proceed diligently with the performance of the Contract in accordance with the Procurement Officer’s decision.  Unless a lesser period is provided by applicable statute, regulation, or the Contract, the Contractor must file a written notice of claim with the Procurement Officer within 30 days after the basis for the claim is known or should have been known, whichever is earlier.  Contemporaneously with or within 30 days of the filing of a notice of claim, but no later than the date of final payment under the Contract, the Contractor must submit to the Procurement Officer its written claim containing the information specified in COMAR 21.10.04.02.

16.

Maryland Law

This Contract shall be construed, interpreted, and enforced according to the laws of the State of Maryland.

17.

Nondiscrimination in Employment

The Contractor agrees: (a) not to discriminate in any manner against an employee or applicant for employment because of race, color, religion, creed, age, sex, marital status, national origin, ancestry, or physical or mental handicap unrelated in nature and extent so as reasonably to preclude the performance of such employment; (b) to include a provision similar to that contained in subsection (a), above, in any underlying subcontract except a subcontract for standard commercial supplies or raw materials; and (c) to post and to cause subcontractors to post in conspicuous places available to employees and applicants for employment, notices setting forth the substance of this clause.

18.

Contingent Fee Prohibition

The Contractor warrants that it has not employed or retained any person, partnership, corporation, or other entity, other than a bona fide employee, bona fide agent, bona fide salesperson, or commercial selling agency working for the Contractor to solicit or secure this Agreement, and that it has not paid or agreed to pay any person, partnership, corporation or other entity, other than a bona fide employee, bona fide salesperson or commercial selling agency, any fee or other consideration contingent on the making of this Agreement.

19.

Nonavailability of Funding

If the General Assembly fails to appropriate funds or if funds are not otherwise made available for continued performance for any fiscal period of this Contract succeeding the first fiscal period, this Contract shall be canceled automatically as of the beginning of the fiscal year for which funds were not appropriated or otherwise made available; provided, however, that this will not affect either the State’s rights or the Contractor’s rights under any termination clause in this Contract.  The effect of termination of the Contract hereunder will be to discharge both the Contractor and the State of Maryland from future performance of the Contract, but not from their rights and obligations existing at the time of termination.  The Contractor shall be reimbursed for the reasonable value of any nonrecurring costs incurred but not amortized in the price of the Contract.  The State shall notify the Contractor as soon as it has knowledge that funds may not be available for the continuation of this Contract for each succeeding fiscal period beyond the first.

20.

Termination for Cause

If the Contractor fails to fulfill its obligations under this Contract properly and on time, or otherwise violates any provision of the Contract, the State may terminate the Contract by written notice to the Contractor.  The notice shall specify the acts or omissions relied upon as cause for termination.  All finished or unfinished work provided by the Contractor shall, at the~ State’s option, become the State’s property.  The State of Maryland shall pay the Contractor fair and equitable compensation for satisfactory performance prior to receipt of notice of termination, less the amount of damages caused by the Contractor’s breach.  If the damages are more than the compensation payable to the Contractor, the Contractor will remain liable after termination and the State can affirmatively collect damages.  Termination hereunder, including the termination of the rights and obligations of the parties, shall be governed by the provisions of COMAR 21.07.01.11B.

21.

Termination for Convenience

The performance of work under this Contract may be terminated by the State in accordance with this clause in whole, or from time to time in part, whenever the State shall determine that such termination is in the best interest of the State.  The State will pay all reasonable costs associated with this Contract that the Contractor has incurred up to the date of termination, and all reasonable costs associated with termination of the Contract; provided, however, the Contractor shall not be reimbursed for any anticipatory profits that have not been earned up to the date of termination.  Termination hereunder, including the determination of the rights and obligations of the parties, shall be governed by the provisions of COMAR 21.07.01.12 (A)(2).

22.

Delays and Extensions of Time

The Contractor agrees to perform this agreement continuously and diligently. No charges or claims for damages shall be made by the Contractor for any delays or hindrances, regardless of cause, in the performance of services under this Contract.  Time extensions will be granted only for excusable delays that arise from unforeseeable causes beyond the control and without the fault or negligence of the Contractor, including but not restricted to acts of God, acts of the public enemy, acts of the State in either its sovereign or contractual capacity, acts of another contractor in the performance of a contract with the State, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, or delays of subcontractors or suppliers arising from unforeseeable causes beyond the control and without the fault or negligence of either the Contractor or the subcontractors or suppliers.

23.

Suspension of Work

The State unilaterally may order the Contractor in writing to suspend, delay, or interrupt all or any part of its performance for such period of time as the Procurement Officer may determine to be appropriate for the convenience of the State.

24.

Pre-Existing Regulations

In accordance with the provisions of Section 11-206 of the State Finance and Procurement Article, Annotated Code of Maryland, as from time to time amended, the regulations set forth in Title 21 of the Code of Maryland Regulations (COMAR 21) in effect on the date of execution of this Contract are applicable to this Contract.

25.

Financial Disclosure

The Contractor shall comply with the provisions of Section 13-221 of the State Finance and Procurement Article of the Annotated Code of Maryland, as from time to time amended, which requires that every business that enters into contracts, leases, or other agreements with the State of Maryland or its agencies during a calendar year under which the business is to receive in the aggregate, $100,000 or more, shall within 30 days of the time when the aggregate value of these contracts, leases or other agreements reaches $100,000, file with the Secretary of the State of Maryland certain specified information to include disclosure of beneficial ownership of the business.

26.

Political Contribution Disclosure

The Contractor shall comply with the provisions of Article 33, Sections 14-101 through 14-104 of the Annotated Code of Maryland, which require that every person that enters into contracts, leases, or other agreements with the State of Maryland, a county or an incorporated municipality or their agencies, during a calendar year under which the person receives in the aggregate, $100,000 or more, shall, file with the State Board of Elections a statement disclosing contributions in excess of $500 made during the reporting period to a candidate for elective office in any primary or general election.  The statement shall be filed with the State Board of Elections: (1) before a purchase or execution of a lease or contract by the State, a county, an incorporated municipality, or their agencies, and shall cover the preceding two calendar years;

and (2) if the contribution is made after the execution of a lease or contract, then twice a year, throughout the contract term, on: (a) February 5, to cover the 6-month period ending January 31; and (b) August 5, to cover the 6-month period ending July 31.

27.

Retention of Records.

The Contractor shall retain and maintain all records and documents in any way relating to this Contract for three years after final payment by the State of Maryland under this Contract or any applicable statute of limitations, whichever is longer, and shall make them available for inspection and audit by authorized representatives of the State, including the Procurement Officer or the Procurement Officer’s designee, at all reasonable times.  All records related in any way to the Contract are to be retained for the entire time provided under this section.

28.

Compliance with Laws.

The Contractor hereby represents and warrants that:

A.

It is qualified to do business in the State of Maryland and that it will take such action as, from time to time hereafter, may be necessary to remain so qualified;

B.

It is not in arrears with respect to the payment of any monies due and owing the State of Maryland, or any department or unit thereof, including but not limited to the payment of taxes and employee benefits, and that it shall not become so in arrears during the term of this Contract;

C.

It shall comply with all federal, state and local laws, regulations, and ordinances applicable to its activities and obligations under this Contract; and,

D.

It shall obtain, at its expense, all licenses, permits, insurance, and governmental approvals, if any, necessary to the performance of its obligations under this Contract.

29.

Cost and Price Certification

By submitting cost or price information, the Contractor certifies to the best of its knowledge that the information submitted is accurate, complete, and current as of the date of its bid or offer.

The price under this Contract and any change order or modification hereunder, including profit or fee, shall be adjusted to exclude any significant price increases occurring because the Contractor furnished cost or price information which, as of the date of its bid or offer, was inaccurate, incomplete, or not current.

30.

Subcontracting; Assignment

The Contractor may not subcontract any portion of the services provided under this Contract without obtaining the prior written approval of the State of Maryland, nor may the Contractor assign this Contract or any of its rights or obligations hereunder, without the prior written approval of the State.  Any such subcontract or assignment shall include the terms of sections 14, and 16 through 29 of this Contract and any other terms and conditions that the State deems necessary to protect its interests.  The State shall not be responsible for the fulfillment of the Contractor’s obligations to the subcontractors.

31.

Indemnification

31.1

The Contractor shall indemnify the State against liability for any costs, expenses, loss, suits, actions, or claims of any character arising from or relating to the performance of the Contractor or its subcontractors under this Contract.

31.2

The State of Maryland has no obligation to provide legal counsel or defense to the Contractor or its subcontractors in the event that a suit, claim or action of any character is brought by any person not party to this Contract against the Contractor or its subcontractors as a result of or relating to the Contractor’s obligations under this Contract.

31.3

The State has no obligation for the payment of any judgments or the settlement of any claims against the Contractor or its subcontractors as a result of or relating to the Contractor’s obligations under this Contract.

31.4

The Contractor shall immediately notify the Procurement Officer of any claim or suit made or filed against the Contractor or its subcontractors regarding any matter resulting from or relating to the Contractor’s obligations under the Contract, and will cooperate, assist, and consult with the State in the defense or investigation of any claim, suit, or action made or filed against the State as a result of or relating to the Contractor’s performance under this Contract.

32.

LIQUIDATED DAMAGES

Time is an essential element of the contract and it is important that the work be vigorously prosecuted until completion.

For each day than any work shall remain uncompleted beyond the time(s) specified elsewhere in the contract, the Contractor shall be liable for liquidated damages in the amount(s) provided for in the solicitation, provided, however, that due account shall be taken of any adjustment of specified completion time(s) for completion of work as granted by approved change orders.

33.

Administrative

33.1

Procurement Officer.  The work to be accomplished under this Contract shall be performed under the direction of the Procurement Officer.  All matters relating to the interpretation of this Agreement shall be referred to the Procurement Officer for determination.  The State will designate a Project Manager who will make all on-site decisions and provide a single point of contact for installation and construction issues.

33.2

Notices.  All notices hereunder shall be in writing and either delivered personally or sent by certified or registered mail, postage prepaid as follows:

If to the State:

Mr. Edward Ryan
Office of Information Technology
Department of Budget and Management
301 W. Preston Street
Baltimore, MD. 21201

If to the Contractor: (To be completed)

Mr. C.B Brechin
Pelican Mobile Computers, Inc.
104 St. Paul Street
Baltimore, MD 21202

IN WITNESS THEREOF, the parties have executed this Contract as of the date hereinabove set forth.

Pelican Mobile Computers, Inc.

By:	/s/ C.B. Brechin	Date:	7/15/01
Witness:

MARYLAND DEPARTMENT OF BUDGET AND MANAGEMENT

By:	/s/ J. Eloise Foster	Date:	9/24/01
Witness:	/s/ Monica C. Sellman

Approved for form and legal
sufficiency this 3rd day
of July, 2001.
/s/
Assistant Attorney General

APPROVED BY BPW:	8/29/01	BTW Item #: 6-15